Exhibit 5.1

June 1, 2006

Adherex Technologies Inc.

4620 Creekstone Drive, Suite 200

Research Triangle Park

Durham, North Carolina 27703

Ladies and Gentlemen:

Re:	Registration Statement on Form F-3

We have acted as Ontario counsel to Adherex Technologies Inc. (the “Company”), a corporation amalgamated under the Canada Business Corporations Act, in connection with the Company’s registration statement on Form F-3 proposed to be filed with the Securities and Exchange Commission (the “Registration Statement”). The Registration Statement relates to 10,543,882 common shares of the Company, without par value (the “Shares”), issued or issuable by the Company as described in the Registration Statement.

We have reviewed the corporate proceedings of the Company relating to the issuance of the Shares and such other documents and matters as we have deemed necessary to the rendering of the following opinion. In all such examinations, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of all natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued as described in the Registration Statement, will be duly authorized and validly issued as fully paid and non-assessable shares in the capital of the Company.

This opinion is limited solely to the laws of the Province of Ontario and the laws of Canada applicable therein. We do not express any opinion as to any other laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission and to the reference to the name of our firm in the Registration Statement.

Very truly yours,

/s/ LaBarge Weinstein Professional Corporation